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                                                           EXHIBIT NO. 99.10(a)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 59 to Registration Statement No. 2-50409 on Form N-1A of our report dated June 23, 2005 relating to the financial statements of MFS Municipal Limited Maturity Fund, a series of MFS Series Trust IX, appearing in the Annual Report to shareholders for the year ended April 30, 2005, and to the references made to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm and Financial Statements" in the Statement of Additional Information, each of which are part of such Registration Statement.

DELOITTE & TOUCHE LLP
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Deloitte & Touche LLP

Boston, Massachusetts
June 24, 2005